UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of report (Date of earliest event reported):  May 10, 2009

REEF GLOBAL ENERGY VI, L.P.
(Exact name of registrant as specified in its charter)

Nevada
 (State or other jurisdiction of incorporation)

333-122935-01	20-3170768
(Commission File Number)	(IRS Employer Identification Number)

1901 N. Central Expressway, Suite 300, Richardson, Texas 75080
(Address of principal executive offices)

(972) 437-6792
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On May 10, 2009, Reef Exploration, L.P. (“RELP”), an affiliate of Reef Oil & Gas Partners, L.P., our managing general partner, announced that David M. Tierney, Chief Accounting Officer – Public Partnerships of RELP, has been appointed Treasurer of RELP.  As a result of his appointment, Mr. Tierney will no longer serve in the position of Chief Accounting Officer – Public Partnerships of RELP and will no longer serve as the principal financial officer of Reef Global Energy VI, L.P.  Mr. Tierney became Chief Accounting Officer – Public Partnerships of RELP in July 2008.  Mr. Tierney, 56, has been employed by RELP since January 2006 and was previously with its predecessor entity, OREI, Inc., since March 2001.  Mr. Tierney was previously the Controller of the Reef Global Energy Ventures and Reef Global Energy Ventures II partnerships. Mr. Tierney received a Bachelor’s degree from Davidson College in 1974, a Masters of Business Administration from Tulane University in 1976, and is a Texas Certified Public Accountant. Mr. Tierney has worked in public accounting, and has worked in the oil and gas industry since 1979. From 1992 through 2000 he served as controller/treasurer of an independent oil and gas exploration company.

In connection with Mr. Tierney’s transition into his role as the Treasurer of RELP, on May 10, 2009, L. Mark Price, Chief Financial Officer of RELP, was designated as the principal financial officer and principal accounting officer for Reef Global Energy VI, L.P.

Mr. Price, 46, has over twenty-two years of experience working in the oil and gas and manufacturing industries and has served as Chief Financial Officer of RELP since January 2009.  He previously served as the Chief Financial Officer for The Terramar Group, Inc., an international oil and gas and manufacturing company, beginning in 2007.  From 2004 to 2007, he served as the Chief Accounting Officer for Lancer Corporation, an international manufacturing company.  Additionally, Mr. Price served as the Chief Financial Officer of Nunn Manufacturing, and for PCLC Asset Management after its acquisition of Nunn Manufacturing in 1998, from 1996 until 2004.  Mr. Price received his BBA in accounting and finance from Texas Tech University and is a licensed certified public accountant in the State of Texas.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 13, 2009
REEF GLOBAL ENERGY VI, L.P.

By:	Reef Oil & Gas Partners, L.P. Managing General Partner

	By:	Reef Oil & Gas Partners, GP, LLC

	By:	/s/ Michael J. Mauceli
Michael J. Mauceli
Manager (principal executive officer)